Exhibit 99.1

KKR Appoints Ryan Stork as Chief Operating Officer

NEW YORK – January 10, 2022 – KKR & Co. Inc. (together with its subsidiaries, “KKR”) today announced that Ryan Stork has joined KKR as a Partner and Chief Operating Officer (COO).

“As our investment activities continue to scale globally, so too must our operational functions that make them all possible and allow us to continue to best perform for our investors. As COO, Ryan will provide dedicated leadership support across our Human Capital, Technology and Operations functions, leveraging his global experience and expertise to help us deliver on our key strategic priorities across the Firm,” said Joe Bae and Scott Nuttall, Co-Chief Executive Officers of KKR.

Mr. Stork is joining KKR from BlackRock where he held multiple leadership roles for more than 20 years, including most recently as Deputy Chief Operating Officer. He also served as Chairman of Asia Pacific, Global Head of Aladdin – BlackRock’s investment and risk management technology platform, Head of the Institutional Client Business in Continental Europe, and Co-Head of the Financial Institutions Group. He was also a member of BlackRock’s Global Executive Committee and a board member of BlackRock’s Foundation. Over his career, Ryan has worked and lived in New York, London, and Hong Kong.

Of the appointment, Mr. Stork added: “I am thrilled to be joining KKR at such an exciting time for the organization and look forward to partnering with colleagues globally to support the investment, technology and operating needs that will enable us to serve our clients even better.”

About KKR
KKR is a leading global investment firm that offers alternative asset management and capital markets and insurance solutions. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and supporting growth in its portfolio companies and communities. KKR sponsors investment funds that invest in private equity, credit and real assets and has strategic partners that manage hedge funds. KKR’s insurance subsidiaries offer retirement, life and reinsurance products under the management of The Global Atlantic Financial Group. References to KKR’s investments may include the activities of its sponsored funds and insurance subsidiaries. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR’s website at www.kkr.com and on Twitter @KKR_Co.

Media
Cara Major
212-750-8300
Media@kkr.com